Exhibit 99.1

KINETIC CONCEPTS REPORTS
FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS FOR 2008

Fourth Quarter Highlights

-  Total revenue increased 14% to $492.5 million, including $68.0 million of LifeCell revenue
-  Net earnings were $52.1 million compared to $66.5 million one year ago
-  Net earnings per diluted share were $0.74 compared to $0.92 one year ago
-  LifeCell acquisition-related costs and expenses reduced net earnings by $11.4 million, or $0.16 per diluted share
-  Restructuring charges reduced net earnings by $5.7 million, or $0.08 per diluted share

Full Year Highlights

-  Total revenue increased 17% to $1.878 billion, including $156.8 million of LifeCell revenue
-  Net earnings were $173.9 million compared to $237.1 million for the prior year
-  Net earnings per diluted share were $2.42, compared to $3.31 for the prior year
-  LifeCell acquisition-related costs and expenses reduced net earnings by $92.1 million, or $1.28 per diluted share
-  Restructuring charges reduced net earnings by $5.7 million, or $0.08 per diluted share

San Antonio, Texas, January 27, 2009 – Kinetic Concepts, Inc. (NYSE: KCI) today reported fourth quarter and full year 2008 total revenue of $492.5 million and $1.878 billion, respectively, an increase of 14% and 17% from the same respective periods of 2007.  Foreign currency exchange rate movements negatively impacted total revenue by 4% for the fourth quarter of 2008 compared to the same period a year ago.  For the full year of 2008, foreign currency exchange rate movements favorably impacted revenue by 1% compared to the prior year.

Net earnings for the fourth quarter of 2008 were $52.1 million compared to $66.5 million for the same period last year due primarily to expenses associated with our acquisition of LifeCell, higher debt interest costs and certain restructuring charges.  Net earnings per diluted share for the fourth quarter of 2008 were $0.74 compared to $0.92 per diluted share for the same period in the prior year.  The decrease in reported net earnings and net earnings per diluted share is due to after-tax acquisition-related costs and expenses of $11.4 million, or $0.16 per diluted share, associated with our acquisition of LifeCell in the second quarter of 2008.  In addition, restructuring charges in the quarter were approximately $5.7 million, net of income taxes, or $0.08 per diluted share.

For the full year of 2008, net earnings were $173.9 million compared to $237.1 million for the prior year due primarily to refinancing costs and expenses associated with our acquisition of LifeCell, higher debt interest costs, and restructuring charges recorded during the year, totaling $97.8 million, net of taxes, or $1.36 per diluted share.   Net earnings per diluted share for the full year of 2008 were $2.42 compared to $3.31 for the prior year.  Net earnings per diluted share on a non-GAAP basis, excluding acquisition-related costs and expenses and restructuring charges, were $3.78, an increase of 14% over the prior year.

“In addition to growing our business in 2008, we made significant progress in key areas of strategic importance for the company:  R&D innovation, global expansion and diversification.” said Catherine Burzik, President and Chief Executive Officer of KCI.  “We launched the first of our new V.A.C. dressings, Simplace, in December and are on track with a number of new product launches planned for 2009.  Additionally, we made progress toward regulatory approval of VAC therapy in the large Japanese market, and we made progress toward reimbursement of V.A.C. Therapy for home use in Germany, where we already have a significant hospital presence.  Lastly, we made a very important step toward diversification of our business with the acquisition of the leading regenerative medicine company, LifeCell.  LifeCell’s xeno-based Strattice dermal matrix had a very strong initial year in the US market.  We achieved CE marking for Strattice in December and are now on the market in the UK and Germany.  We expect Strattice to be an outstanding growth platform for the future of the company.”

Revenue Recap – Fourth Quarter and Full Year of 2008

North American revenue was $389.3 million for the fourth quarter and $1.428 billion for the full year of 2008, representing increases of 20% and 17%, respectively, from the prior periods due to revenue associated with the LifeCell acquisition and increased rental and sales volumes for V.A.C.® Therapy wound healing devices and related disposables.

North American V.A.C. Therapy revenue of $267.3 million for the fourth quarter and $1.049 billion for the full year of 2008 increased approximately 2% and 6%, respectively, compared to the same periods of the prior year due primarily to higher rental and sales unit volumes.  A number of factors impacted North American V.A.C. Therapy revenue growth including increased competitive activity, lower hospital census, institutional budget constraints, shorter average treatment periods and reduced purchase levels of disposables.   V.A.C.  Therapy order demand in the fourth quarter exceeded unit volume growth as average treatment periods have declined due to improved treatment protocols, faster healing times and wound mix, primarily in the acute care setting.  Rental unit volume increased approximately 5% in the fourth quarter of 2008 compared to the same quarter a year ago, partially offset by lower realized pricing due primarily to changes in payer mix.

LifeCell revenue was $68.0 million for the quarter and $156.8 million for the year-to-date period post acquisition.  LifeCell revenue for the fourth quarter of 2008 represented an increase of approximately 29% over the same period one year ago due primarily to growth in its core challenging hernia repair and breast reconstruction applications.

North American revenue from Therapeutic Support Systems (“TSS”) was $54.0 million for the fourth quarter and $221.7 million for the full year of 2008, representing decreases of 12% and 4%, respectively, from the prior-year periods due primarily to the loss of a large GPO contract announced earlier this year, and lower demand in the fourth quarter due primarily to economic constraints and reduced capital availability to hospitals.

EMEA/APAC revenue of $103.2 million for the fourth quarter of 2008 decreased approximately 6% from the prior-year period due to unfavorable currency exchange rate movements.  On a non-GAAP basis, excluding currency exchange rate movements, EMEA/APAC revenue grew approximately 7% from the prior-year period due primarily to increased V.A.C. Therapy rental unit volume and associated disposable sales.

For the full year, EMEA/APAC revenue of $450.2 million increased 17% from 2007.  On a non-GAAP basis, excluding currency exchange rate movements, EMEA/APAC revenue increased approximately 11% compared to the prior year.

EMEA/APAC V.A.C. Therapy revenue of $80.1 million for the fourth quarter decreased 2% compared to the prior-year period due to unfavorable currency exchange rate movements.  On a non-GAAP basis, excluding currency exchange rate movements, the fourth quarter EMEA/APAC V.A.C. Therapy revenue increased approximately 11% from the year-ago period due primarily to higher unit volume.  For the full year of 2008, EMEA/APAC V.A.C. Therapy revenue of $344.7 million increased 20% from the prior year due to higher V.A.C. Therapy unit demand.  Foreign currency exchange rate movements favorably impacted 2008 EMEA/APAC V.A.C. Therapy revenue by 5% compared to the prior year.

Worldwide V.A.C. Therapy revenue was $347.5 million for the fourth quarter of 2008 and $1.394 billion for the full year of 2008, an increase of 1% and 9%, respectively, from the corresponding periods in 2007 due primarily to increased rental and sales volumes for V.A.C. Therapy wound healing devices and related supplies, resulting from increased market penetration.  In the fourth quarter of 2008, foreign currency exchange rate movements negatively impacted worldwide V.A.C. Therapy revenue by 4% compared to the prior year period.  For the full year of 2008, foreign currency exchange rate movements favorably impacted worldwide V.A.C. Therapy revenue by 1% compared to the prior year.

Worldwide TSS revenue was $77.0 million for the fourth quarter and $327.1 million for the full year of 2008, representing decreases of 13% and 1%, respectively, compared to the corresponding periods of the prior year.  Foreign currency exchange rate movements unfavorably impacted worldwide TSS revenue by 5% for the fourth quarter, while for the year, foreign currency exchange rate movements favorably impacted TSS revenue by 2% compared to 2007.

Profit Margins

Gross profit for the fourth quarter and full year of 2008 was $246.9 million and $934.4 million, respectively, representing increases of 15% and 20% from the same respective periods of the prior year.  Gross profit margin for the fourth quarter of 2008 was 50.1% compared to 49.3% for the same period one year ago.  For the full year of 2008, gross profit margin was 49.8%, up from 48.4% for the same period of the prior year.  Fourth quarter 2008 gross profit margin was favorably impacted by higher gross margins associated with LifeCell regenerative medicine products and increased productivity of service operations.

Operating earnings for the fourth quarter and full year of 2008 were $93.5 million and $348.5 million, respectively, representing decreases of 7% and 6%, from the corresponding periods one year ago.  Excluding the impact of certain non-cash acquisition-related expenses and restructuring charges on the Company’s financial results, non-GAAP operating earnings for the fourth quarter and full year of 2008 increased 18% and 23%, respectively, from the corresponding periods one year ago.  The non-GAAP operating earnings improvement for the fourth quarter, excluding certain non-cash acquisition-related expenses and restructuring charges, was due primarily to higher gross profit.  Research and development expenses for the fourth quarter and full year of 2008 increased 23% and 50%, respectively, compared to the same periods one year ago as the Company continued to expand its product development pipeline.

Interest Expense

Interest expense for the fourth quarter and full year of 2008 was $27.3 million and $68.6 million, respectively, compared to $1.5 million and $19.9 million for the corresponding periods of the prior year due to the addition of $1.7 billion in LifeCell acquisition financing completed during the second quarter of 2008.    The acquisition financing was comprised of a senior secured term loan of $1.0 billion, due 2013, and $690.0 million of 3.25% convertible senior notes due 2015.  Proceeds from these facilities were used to repay $68.0 million of outstanding debt under the previous credit facility, purchase all of the outstanding shares of LifeCell and pay related fees and expenses associated with the transaction.  The senior secured term loan has a stated variable interest rate of 3-month LIBOR plus an applicable margin, however, we have entered into agreements that effectively fix the variable interest rate component on approximately $570 million of the term loan at an average of 2.9% plus the applicable margin.

Income Tax Rate

The effective income tax rate for the fourth quarter of 2008 was 27.0% compared to 34.0% in the prior-year period.  The effective income tax rate for the full year of 2008 was 39.5% compared to 33.8% in 2007.  The decrease in the fourth quarter 2008 effective income tax rate was due primarily to the favorable resolution of certain tax contingencies during the period.  For the full year of 2008, the increase in the effective income tax rate was due primarily to the non-deductibility of the $61.6 million write-off of in-process research and development associated with the LifeCell acquisition.

Reconciliation to Adjusted Diluted Earnings per Share

Diluted net earnings per share, on a non-GAAP basis, adjusted for certain non-cash acquisition-related expenses and restructuring charges, were as follows:

	Three months ended	Year ended
	December 31, 2008	December 31, 2008

Diluted EPS – GAAP basis	$ 0.74	$ 2.42
In-process research and development	-	0.86
Amortization of acquired intangibles	0.09	0.21
Expense from LifeCell inventory step-up	0.04	0.13
Debt issuance cost amortization	0.03	0.08
Restructuring charges	0.08	0.08

Adjusted diluted EPS – Non-GAAP basis	$ 0.98	$ 3.78

Financial Position

At December 31, 2008, total cash was $247.8 million and total long-term debt outstanding was $1.67 billion.  Subsequent to December 31, 2008, the Company made voluntary senior credit facility repayments totaling $79.0 million from cash-on-hand.  The Company’s leverage ratio at the end of 2008, on a non-GAAP basis, was approximately 2.7 times the 2008 consolidated EBITDA, as defined, and the Company was in compliance with all debt covenants.  Net capital expenditures for 2008 were $136.5 million, consisting primarily of rental assets, construction cost associated with the LifeCell production plant expansion and IT infrastructure development.

Share Repurchase Program

In October 2008, KCI’s Board of Directors authorized a share repurchase program for the repurchase of up to $100.0 million in market value of KCI common stock through the third quarter of 2009.  Through December 31, 2008, the Company had repurchased $50.1 million of KCI common stock at an average price of $24.12 per share.

Outlook

The following guidance is based on current information and expectations as of January 27, 2009 (in millions, except per share data):

			% Change
	FY 2008	FY 2009	from 2008
Total revenue	$ 1,878	$ 2,000 – $ 2,060	7% – 9%

Diluted EPS -- GAAP basis (1)	$ 2.42	$ 3.45 – $ 3.60	43% – 49%
Amortization of acquired intangibles	0.21	0.35
Debt issuance cost amortization	0.08	0.15
Restructuring charges	0.08	--
Other (2)	0.99	--

Adjusted Diluted EPS -- Non-GAAP basis (1)	$ 3.78	$ 3.95 – $ 4.10	4% – 8%

Diluted weighted average shares outstanding	71.8	70.5 – 71.5	(1%) – 0%

(1) Excluding the impact of FASB Staff Position No. APB 14-1, effective as of January 1, 2009.
(2) Includes write-off of in-process R&D of $0.86 and expense from inventory step-up of $0.13.

KCI currently projects full-year 2009 total revenue to be $2.00 – $2.06 billion, representing revenue growth of 7 - 9%, comprised of low single digit growth from its V.A.C. Therapy negative pressure wound therapy product lines and related supplies, and growth approximating 20% from LifeCell, partially offset by flat to a slight contraction of TSS revenue.  The Company currently projects GAAP net earnings per diluted share for 2009, before the application of FASB Staff Position No. APB 14-1 regarding convertible debt, to be in a range of  $3.45 – $3.60, based upon a weighted average diluted share estimate of 70.5 – 71.5 million shares, representing diluted EPS growth of 43% – 49% compared to 2008.  Excluding non-cash acquisition-related expenses, the Company projects adjusted net earnings per diluted share for 2009 of $3.95 – $4.10, representing an increase of 4% to 8% from a comparable number in 2008.

The Company’s practice is to provide guidance on a full-year basis.  However, the Company has historically experienced a seasonal fluctuation in sequential revenue between the fourth quarter and first quarter of each year.  As a result of this historical experience, the Company currently expects that revenue in the first quarter of 2009 will reflect a modest decline from the fourth quarter of 2008.

Non-GAAP Financial Information

Within this document, we have included our results for the fourth quarter and year ended December 31, 2008 along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring charges incurred during the fourth quarter of 2008.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2007 and 2008.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Standard Time today, Tuesday, January 27, 2009.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	888-313-5249
International Dial-in Number:	+706-679-5386
Conference ID Number:	81435316

This call is also being webcast and can be accessed at the Kinetic Concepts, Inc. Web site at http://www.kci1.com/investor/index.asp, by clicking on Webcast – Q4 and Year End 2008 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until January 26, 2010 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  It is currently expected that a business outlook update will not be announced until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing - and the lives - of patients around the world.

KCI's three primary businesses include:

Advanced Wound Care - Includes KCI's proprietary Vacuum Assisted Closure®, or V.A.C.® Therapy System, which has been clinically demonstrated to promote wound healing through unique mechanisms of action while reducing the overall cost of treating patients with complex wounds.

Regenerative Medicine - Represented by KCI's LifeCell business and includes tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects.

Therapeutic Support Systems - Includes specialty hospital beds, mattress replacement systems and overlays designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of patients of size.

The Company employs 6,800 people and markets its products in more than 20 countries. For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  These forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, in payer reimbursement policies or in our ability to protect our intellectual property. All information set forth in this release and its attachments is as of January 27, 2009.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which will be filed with the SEC in late February 2009.

FOR MORE INFORMATION CONTACT:

Media Relations:
Kristie Madara, 210-255-6232
kristie.madara@kci1.com

Investor Relations:
Rich Cockrell, 210-255-6331
rich.cockrell@kci1.com

SOURCE:
Kinetic Concepts, Inc.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)

	Three months ended December 31,			Year ended December 31,
			%			%
	2008	2007	Change	2008	2007	Change
	(unaudited)	(unaudited)		(unaudited)
Revenue:
Rental	$293,385	$302,144	(2.9)%	$1,199,778	$1,146,544	4.6%
Sales	199,085	131,452	51.5	678,131	463,400	46.3

Total revenue	492,470	433,596	13.6	1,877,909	1,609,944	16.6

Rental expenses	179,241	178,888	0.2	724,970	684,935	5.8
Cost of sales	66,283	40,847	62.3	218,503	145,611	50.1

Gross profit	246,946	213,861	15.5	934,436	779,398	19.9

Selling, general and administrative expenses	120,759	95,377	26.6	423,513	356,560	18.8
Research and development expenses	22,560	18,332	23.1	75,839	50,532	50.1
Acquired intangible asset amortization	10,158	-	-	25,001	-	-
In-process research and development	-	-	-	61,571	-	-

Operating earnings	93,469	100,152	(6.7)	348,512	372,306	(6.4)

Interest income and other	1,104	2,585	(57.3)	6,101	6,154	(0.9)
Interest expense	(27,289)	(1,485)	-	(68,639)	(19,883)	245.2
Foreign currency gain (loss)	4,048	(500)	-	1,308	(624)	-

Earnings before income taxes	71,332	100,752	(29.2)	287,282	357,953	(19.7)

Income taxes	19,233	34,261	(43.9)	113,387	120,809	(6.1)

Net earnings	$52,099	$66,491	(21.6)%	$173,895	$237,144	(26.7)%

Net earnings per share:
Basic	$0.74	$0.93	(20.4)%	$2.43	$3.34	(27.3)%

Diluted	$0.74	$0.92	(19.6)%	$2.42	$3.31	(26.9)%

Weighted average shares outstanding:
Basic	70,594	71,547		71,464	70,975

Diluted	70,845	72,190		71,785	71,674

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$247,767	$265,993
Accounts receivable, net	406,007	356,965
Inventories, net	109,097	50,341
Deferred income taxes	19,972	41,504
Prepaid expenses and other	33,328	31,176

Total current assets	816,171	745,979

Net property, plant and equipment	303,799	228,471
Debt issuance costs, less accumulated amortization of
$9,843 at 2008 and $218 at 2007	53,528	2,456
Deferred income taxes	8,635	8,743
Goodwill	1,337,810	48,897
Identifiable intangible assets, less accumulated amortization of
$36,773 at 2008 and $10,678 at 2007	472,547	7,196
Other non-current assets	12,730	15,843

	$3,005,220	$1,057,585

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$53,765	$50,804
Accrued expenses and other	275,125	212,874
Current installments of long-term debt	100,000	-

Total current liabilities	428,890	263,678

Long-term debt, net of current installments	1,569,000	68,000
Non-current tax liabilities	52,602	31,313
Deferred income taxes	137,424	9,921
Other non-current liabilities	6,382	7,653

Total liabilities	2,194,298	380,565

Shareholders' equity:
Common stock; authorized 225,000 at 2008 and 2007,
issued and outstanding 70,524 at 2008 and 72,153 at 2007	71	72
Preferred stock; authorized 50,000 at 2008 and 2007; issued and
outstanding 0 at 2008 and 2007	-	-
Additional paid-in capital	665,746	644,347
Retained earnings (deficit)	136,099	(7,181)
Accumulated other comprehensive income	9,006	39,782

Shareholders' equity	810,922	677,020

	$3,005,220	$1,057,585

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2008	2007
	(unaudited)
Cash flows from operating activities:
Net earnings	$173,895	$237,144
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	135,372	93,823
Provision for bad debt	10,605	7,567
Amortization of deferred gain on sale of headquarters facility	(1,070)	(1,070)
Write-off of deferred debt issuance costs	860	3,922
Share-based compensation expense	26,315	23,714
Excess tax benefit from share-based payment arrangements	(1,917)	(14,318)
Write-off of in-process research and development	61,571	-
Change in assets and liabilities, net of business acquired:
Increase in accounts receivable, net	(39,884)	(33,534)
Decrease (increase) in inventories, net	5,632	(8,731)
Decrease (increase) in prepaid expenses and other	3,993	(5,592)
Increase (decrease) in deferred income taxes, net	40,450	(16,091)
Increase (decrease) in accounts payable	(15,618)	12,793
Increase in accrued expenses and other	10,374	23,409
Increase in tax liabilities, net	16,553	25,902

Net cash provided by operating activities	427,131	348,938

Cash flows from investing activities:
Additions to property, plant and equipment	(131,283)	(95,847)
Increase in inventory to be converted into equipment
for short-term rental	(11,200)	(5,000)
Dispositions of property, plant and equipment	5,998	2,528
Business acquired in purchase transaction, net of cash acquired	(1,745,743)	-
Purchase of investments	-	(36,425)
Maturities of investments	-	36,425
Increase in intangible assets and other non-current assets	(5,007)	(3,366)

Net cash used by investing activities	(1,887,235)	(101,685)

Cash flows from financing activities:
Proceeds from revolving credit facility	114,000	188,000
Repayments of long-term debt, capital lease and other obligations	(135,260)	(327,659)
Payment of debt issuance costs	-	(2,359)
Excess tax benefit from share-based payment arrangements	1,917	14,318
Repurchase of common stock in open-market transactions	(50,000)	-
Proceeds from exercise of stock options	2,454	28,372
Purchase of immature shares for minimum tax withholdings	(1,010)	(2,414)
Proceeds from purchase of stock in ESPP and other	4,457	4,083
Acquisition financing:
Proceeds from senior credit facility	1,000,000	-
Proceeds from convertible senior notes	690,000	-
Repayment of long-term debt	(68,000)	-
Proceeds from convertible debt warrant	102,458	-
Purchase of convertible debt hedge	(151,110)	-
Payment of debt issuance costs	(60,697)	-

Net cash provided (used) by financing activities	1,449,209	(97,659)

Effect of exchange rate changes on cash and cash equivalents	(7,331)	9,253

Net increase (decrease) in cash and cash equivalents	(18,226)	158,847
Cash and cash equivalents, beginning of period	265,993	107,146

Cash and cash equivalents, end of period	$247,767	$265,993

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended December 31,
	2008			2007	GAAP %		Adjusted %
	GAAP	FX Impact	Adjusted	GAAP (1)	Change		Change (2)
Total Revenue:
V.A.C.
Rental	$231,578	$6,648	$238,226	$231,056	0.2%		3.1%
Sales	115,875	6,668	122,543	113,802	1.8		7.7

Total V.A.C.	347,453	13,316	360,769	344,858	0.8		4.6

Therapeutic Support Systems
Rental	61,807	3,240	65,047	71,088	(13.1)		(8.5)
Sales	15,209	890	16,099	17,650	(13.8)		(8.8)

Total Therapeutic Support Systems	77,016	4,130	81,146	88,738	(13.2)		(8.6)

LifeCell sales	68,001	-	68,001	-	-		-

Total rental revenue	293,385	9,888	303,273	302,144	(2.9)		0.4
Total sales revenue	199,085	7,558	206,643	131,452	51.5		57.2

Total Revenue	$492,470	$17,446	$509,916	$433,596	13.6%		17.6%

North America Revenue:
V.A.C.
Rental	$192,886	$1,150	$194,036	$191,057	1.0%		1.6%
Sales	74,445	1,086	75,531	71,941	3.5		5.0

Total V.A.C.	267,331	2,236	269,567	262,998	1.6		2.5

Therapeutic Support Systems
Rental	43,299	1,247	44,546	49,202	(12.0)		(9.5)
Sales	10,680	337	11,017	11,969	(10.8)		(8.0)

Total Therapeutic Support Systems	53,979	1,584	55,563	61,171	(11.8)		(9.2)

LifeCell sales	68,001	-	68,001	-	-		-

Total North America rental	236,185	2,397	238,582	240,259	(1.7)		(0.7)
Total North America sales	153,126	1,423	154,549	83,910	82.5		84.2

Total – North America Revenue	$389,311	$3,820	$393,131	$324,169	20.1%		21.3%

EMEA/APAC Revenue:
V.A.C.
Rental	$38,692	$5,498	$44,190	$39,999	(3.3	) %	10.5%
Sales	41,430	5,582	47,012	41,861	(1.0)		12.3

Total V.A.C.	80,122	11,080	91,202	81,860	(2.1)		11.4

Therapeutic Support Systems
Rental	18,508	1,993	20,501	21,886	(15.4)		(6.3)
Sales	4,529	553	5,082	5,681	(20.3)		(10.5)

Total Therapeutic Support Systems	23,037	2,546	25,583	27,567	(16.4)		(7.2)

Total EMEA/APAC rental	57,200	7,491	64,691	61,885	(7.6)		4.5
Total EMEA/APAC sales	45,959	6,135	52,094	47,542	(3.3)		9.6

Total – EMEA/APAC Revenue	$103,159	$13,626	$116,785	$109,427	(5.7	) %	6.7%

(1) Prior year amounts have been reclassified to conform to our current year presentation.
(2) Represents percentage change between 2008 adjusted revenue and 2007 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Year ended December 31,
	2008			2007	GAAP%	Adjusted %
	GAAP	FX Impact	Adjusted	GAAP (1)	Change	Change (2)
Total Revenue:
V.A.C.
Rental	$925,526	$(6,418)	$919,108	$872,769	6.0%	5.3%
Sales	468,424	(7,149)	461,275	406,854	15.1	13.4

Total V.A.C.	1,393,950	(13,567)	1,380,383	1,279,623	8.9	7.9

Therapeutic Support Systems
Rental	274,252	(5,802)	268,450	273,775	0.2	(1.9)
Sales	52,870	(895)	51,975	56,546	(6.5)	(8.1)

Total Therapeutic Support Systems	327,122	(6,697)	320,425	330,321	(1.0)	(3.0)

LifeCell sales	156,837	-	156,837	-	-	-

Total rental revenue	1,199,778	(12,220)	1,187,558	1,146,544	4.6	3.6
Total sales revenue	678,131	(8,044)	670,087	463,400	46.3	44.6

Total Revenue	$1,877,909	$(20,264)	$1,857,645	$1,609,944	16.6%	15.4%

North America Revenue:
V.A.C.
Rental	$755,868	$(221)	$755,647	$730,167	3.5%	3.5%
Sales	293,347	(243)	293,104	262,873	11.6	11.5

Total V.A.C.	1,049,215	(464)	1,048,751	993,040	5.7	5.6

Therapeutic Support Systems
Rental	188,083	(136)	187,947	194,568	(3.3)	(3.4)
Sales	33,601	(55)	33,546	36,022	(6.7)	(6.9)

Total Therapeutic Support Systems	221,684	(191)	221,493	230,590	(3.9)	(3.9)

LifeCell sales	156,837	-	156,837	-	-	-

Total North America rental	943,951	(357)	943,594	924,735	2.1	2.0
Total North America sales	483,785	(298)	483,487	298,895	61.9	61.8

Total – North America Revenue	$1,427,736	$(655)	$1,427,081	$1,223,630	16.7%	16.6%

EMEA/APAC Revenue:
V.A.C.
Rental	$169,658	$(6,197)	$163,461	$142,602	19.0%	14.6%
Sales	175,077	(6,906)	168,171	143,981	21.6	16.8

Total V.A.C.	344,735	(13,103)	331,632	286,583	20.3	15.7

Therapeutic Support Systems
Rental	86,169	(5,666)	80,503	79,207	8.8	1.6
Sales	19,269	(840)	18,429	20,524	(6.1)	(10.2)

Total Therapeutic Support Systems	105,438	(6,506)	98,932	99,731	5.7	(0.8)

Total EMEA/APAC rental	255,827	(11,863)	243,964	221,809	15.3	10.0
Total EMEA/APAC sales	194,346	(7,746)	186,600	164,505	18.1	13.4

Total – EMEA/APAC Revenue	$450,173	$(19,609)	$430,564	$386,314	16.5%	11.5%

(1) Prior year amounts have been reclassified to conform to our current year presentation.
(2) Represents percentage change between 2008 adjusted revenue and 2007 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

Three months ended December 31,
				Expense
		In-process		From	Debt
		Research	Amortization	LifeCell	Issuance
	2008	and	of Acquired	Inventory	Cost	Restructuring	Adjusted	2007	%
	GAAP	Development	Intangibles	Step-up	Amortization	Charges	2008	GAAP	Change

Operating earnings	$93,469	$-	$10,158	$4,867	$-	$9,324	$117,818	$100,152	17.6%
Net earnings	$52,099	$-	$6,247	$2,993	$2,126	$5,734	$69,199	$66,491	4.1%
Diluted earnings per share	$0.74	$-	$0.09	$0.04	$0.03	$0.08	$0.98	$0.92	6.5%

Year ended December 31,
				Expense
		In-Process		From	Debt
		Research	Amortization	LifeCell	Issuance
	2008	and	of Acquired	Inventory	Cost	Restructuring	Adjusted	2007	%
	GAAP	Development	Intangibles	Step-Up	Amortization	Charges	2008	GAAP	Change

Operating earnings	$348,512	$61,571	$25,001	$15,029	$-	$9,324	$459,437	$372,306	23.4%
Net earnings	$173,895	$61,571	$15,376	$9,243	$5,920	$5,734	$271,739	$237,144	14.6%
Diluted earnings per share	$2.42	$0.86	$0.21	$0.13	$0.08	$0.08	$3.78	$3.31	14.2%